UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CAPE COD AQUACULTURE
 (Exact name of registrant as specified in its charter)

Nevada	26-1679683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o James Bright
Cape Cod AquaCulture
440 Massasoit Road, Eastham, Ma 02642
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: File No. 333-152563 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.001 value (Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

The following description of the authorized capital of Cape Cod AquaCulture (the “Company” or “we”) does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, which is included as an exhibit to the registration statement filed with the Securities and Exchange Commission on July 28, 2008 (file no. 333-152563) and by the applicable provisions of the Nevada Revised Statutes.

The total number of shares of stock which we have authority to issue is One Hundred Million (100,000,000), which consists solely of common stock, par value $0.001 per share (the "Common Stock"), of which 10,860,000 are issued and outstanding.

The Common Stock:

have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to the Articles of Incorporation, Bylaws and the applicable statutes of the State of Massachusetts for a more complete description of the rights and liabilities of holders of our securities.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*

* Previously filed with the Registrant’s Registration Statement on Form S-1, file number 333-152563, filed with the Securities and Exchange Commission on July 28, 2008, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:           October 21, 2009

CAPE COD AQUACULTURE
By: /s/ Derek Jackson Name: Derek Jackson Title: President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting officer and Director
By: /s/ James Bright Name: James Bright Title: Director